EXHIBIT 99.3

News Release
August 1, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE REPORTS ON WORKING CAPITAL POSITION
AND INQUIRY INTO SALE OF UNREGISTERED SECURITIES

Carpinteria, CA—August 1, 2000—Turbodyne Technologies Inc. (EASDAQ: TRBD) today described its working capital position and the initial results of its ongoing investigation into whether it complied with federal securities laws in the sale of its securities in 1999.

Working Capital

As previously reported in its Quarterly Report on Form 10-Q/A filed with the United States Securities and Exchange Commission (the “SEC”) on July 5, 2000, Turbodyne stated that its sources of working capital would be sufficient to satisfy its working capital requirements only through July 31, 2000. As a result of the exercise of stock options during the second quarter of 2000 as described in the next sentence, the Company now anticipates that it will have adequate working capital at least through August 31, 2000. During the second quarter of 2000, the Company received $631,520 through the exercise of options to purchase 366,000 shares of Common Stock at exercise prices ranging from $1.84 to $2.21.

The Company continues to pursue various financing options in order to satisfy its short-term and long-term capital needs. At present, however, the Company has no binding commitments to provide such capital. Thus, no assurance can be given that financing will be available to the Company on satisfactory terms or at all, whether through the exercise of options or otherwise. Accordingly, there remains substantial doubt about the Company’s ability to continue as a going concern.

Sale of Shares

Turbodyne has been conducting an investigation into prior management’s issuance in 1999 of approximately 8.7 million shares of Common Stock (the “Shares”) at prices ranging from $0.65 to $3.50 per share, for an aggregate purchase price of approximately $9.5 million. Based upon this review of transactions effected in 1999, the Company has concluded that it did not effectively register the Shares under the Securities Act of 1933, or otherwise perfect an exemption from the registration requirements of the Act, and did not disclose the failure to register the Shares or perfect an exemption in its reports filed under the federal securities laws.

The investigation was undertaken by the Company’s new management and new legal counsel. The issuance of the Shares, to the extent reported in the Company’s filings with the SEC, were erroneously reported as being the result of a repricing and subsequent exercise of options. The Company has reported its failure to register and properly report these private placements to the SEC in the United States and to EASDAQ in Europe, and intends to cooperate with these regulatory bodies in any further investigation.

The Shares were sold to eight institutional investors and three individuals, each of whom was located outside the United States.

The Company has determined that its financial statements for the year ended December 31, 1999 properly reflect the issuance of the Shares, the direct costs associated therewith and the per share calculations.

It is possible that the Company may face sanctions imposed by the SEC, or claims from buyers and sellers of the Company’s securities in the market, from the initial purchasers of the Shares or from persons who have purchased securities directly from the Company since the sale of the Shares. The Company currently lacks the financial resources to pay any such sanction or claim. Any such sanction or claim may have a material adverse effect on the financial condition of the Company.

The Company and its legal counsel continue to conduct an inquiry into the legality of the issuance of the Company’s securities. The Company intends promptly to file with the SEC an amendment to its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 to disclose the foregoing matters.

As of July 28, 2000, the Company has 54,123,585 shares of Common Stock issued and outstanding and 6,411,360 and 1,102,592, respectively, shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants, subject to the anti-dilution provisions thereof.

Turbodyne Technologies Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines and the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies Inc.’s headquarters is located in Carpinteria, California, and its European office is located in Frankfurt, Germany.

Contacts:

Kenneth Fitzpatrick—Investor Relations at California Headquarters: (800) 566-1130
Markus Kumbrink—Investor Relations at Frankfurt office: +49-69-69-76-73-13
Peter Weichselbraun—Media Contact at California Headquarters: (800) 566-1130

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts.